EXHIBIT 10.84        (Executive-Form)

JACK HENRY & ASSOCIATES, INC.
2025 EQUITY INCENTIVE PLAN

PERFORMANCE SHARES AGREEMENT

Date of Grant:	[Date]
Number of Performance Shares Granted

        This Award Agreement (“Award Agreement” or “Agreement”) dated [Date], is made by and between Jack Henry & Associates, Inc., a Delaware corporation (the “Company”), and _______________ (“Participant”).
RECITALS:
        A.    Effective November 14, 2025, the Company's stockholders approved the Jack Henry & Associates, Inc. 2025 Equity Incentive Plan pursuant to which the Company may, from time to time, grant Performance Shares to eligible Service Providers of the Company and its Affiliates.
B.    Participant is a Service Provider of the Company or one of its Affiliates and the Company desires to encourage him/her to own Shares and to give him/her added incentive to advance the interests of the Company, and desires to grant Participant Performance Shares under the terms and conditions established by the Human Capital & Compensation Committee (the “Committee”).
AGREEMENT:

        In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
        1.    Incorporation of Plan. All provisions of this Award Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided. Capitalized terms used in this Award Agreement but not defined shall have the meaning set forth in the Plan.
        2.    Grant of Performance Shares. Effective as of the Date of Grant set forth above opposite the heading "Date of Grant," subject to the conditions and restrictions set forth in this Award Agreement and in the Plan, the Company hereby grants to Participant that number of Performance Shares identified above opposite the heading "Number of Performance Shares Granted" (the "Performance Shares"), but the number of such Performance Shares actually settled may be ultimately adjusted and determined pursuant to the terms and conditions set forth in this Agreement and including Appendix A hereto. Each Performance Share shall initially be deemed to be the equivalent of one share of Stock; provided, however, that certain levels of achievement may result in settlement of less than one, or more than one, share of Stock (or its cash equivalent) for each Performance Share. In the sole discretion of the Committee, the Company may elect to settle a Performance Share for cash with a cash payment equal to the fair market value of each Performance Share the Committee elects to settle for cash.
        3.    Restrictions; Company Stock Ownership Guidelines.
(a)    Restrictions. Except as may be permitted under the Plan or by the Committee, none of Participant's rights to payment hereunder are transferable by sale, assignment, disposition, gift, exchange, pledge, hypothecation, or otherwise. Any attempted disposition of any of Participant's rights hereunder, or the levy of any execution, attachment or similar process upon any of the Performance Shares prior to settlement, shall be null and void and without effect. Holding Performance Shares does not give Participant the rights of a shareholder (including without limitation the right to vote or receive dividends or other distributions) with respect to shares of Stock underlying the Performance Shares that the Company may issue under the terms and conditions of this Agreement.
(b)    Company Stock Ownership Guidelines. Any Shares acquired by Participant on the Settlement Date pursuant to this Award may be subject to any Company stock ownership guidelines or stock ownership policy as determined appropriate by the Committee and communicated to Participant. Participant agrees that Participant will comply with and adhere to such stock ownership guidelines or stock ownership policy.
4.    Settlement, Forfeiture and Share Issuance.

(a)    Appendix A Performance Measures. The performance measures applicable to the Performance Shares (the “Performance Measures”) are set forth in Appendix A to this Agreement. By accepting the terms and conditions of this Agreement, Participant shall be deemed to have consented to Appendix A, and Appendix A, its Performance Measures, terms and conditions are incorporated herein by reference. The Performance Measures relate to the Company's 20__, 20__, and 20__ fiscal years (each a “Performance Year”, and collectively the “Performance Period”). Appendix A also sets forth the “Scheduled Settlement Date”, which, if it occurs due to achievement of one or more of the Performance Measures, shall follow the meeting of the Committee at which the applicable level of performance goal achievement is determined for Award purposes (“Applicable Committee Meeting”). At the Applicable Committee Meeting following the 20__ Performance Year, the Committee shall conduct an objective analysis as to whether one or more of the Performance Measures have been satisfied. If one or more of such Performance Measures have been satisfied, the Committee shall certify such achievement (“Certification”) and instruct the Company to begin the Performance Shares settlement process.

(b)    Performance Settlement.
(i)    The Performance Shares shall be settled in connection with Certification (as provided in Appendix A, but no earlier than any Scheduled Settlement Date). Settlement shall not occur if Certification does not occur at the Applicable Committee Meeting in 20__ (the “Deadline”), and if Certification does not occur by the Deadline, no Performance Shares shall be settled and all of Participant's rights under this Agreement shall be forfeited as of the Deadline.
(ii)    To the extent permissible under the Plan, the Committee, in its sole discretion, may elect to settle one or more Performance Shares by making a cash payment to Participant in an amount equal to the then fair market value of the share of Stock underlying the Performance Share being settled, less any amounts necessary to satisfy the Company's tax withholding obligations.
(c)     Other Settlement.
(i)    Effect of Change in Control on Award and Settlement.

(A)    If a Change in Control occurs prior to the last day of the Performance Period, this Award shall automatically convert into a time-based vesting Award relating to a new number of Performance Shares determined under Section 4(c)(i)(B) and subject to the vesting condition and exceptions under Section 4(c)(i)(C).

(B)    The new number of Performance Shares for purposes of this Section 4(c)(i) shall be equal to the sum of:

(I)    the greater of (a) the number of Shares subject to the TSR Measuring Goal set forth in Appendix A (i.e., the number that would be obtained if goal achievement were 100%) or (b) the number of Shares subject to the TSR Measuring Goal set forth in Appendix A and that would have been settled based on the actual level of TSR goal achievement if the date of such Change in Control event were the applicable measuring date for the TSR performance measure; plus

(II)    the number of Performance Shares subject to goals other than the TSR Measuring Goal (i.e., the number that would be obtained for all other non-TSR Measuring Goals) if goal achievement for each of such other performance measures were at 100%.

(C)    In the event that this Award Agreement is not converted, assumed, substituted, continued, or replaced (with substantially identical economic terms) by a successor or surviving entity, or a parent or subsidiary thereof, in connection with such Change in Control event, then, immediately prior to the Change in Control event, all of the Performance Shares (as adjusted under this Section 4(c)(i)) shall vest in full and be settled. In the event that this Award Agreement is converted, assumed, substituted, continued, or replaced (with substantially identical economic terms) by a successor or surviving entity, or a parent or subsidiary thereof, in connection with the Change in Control event, then the Performance Shares (as adjusted under this Section 4(c)(i)) shall become vested, subject to Participant's continuous employment, on the last day of the Performance Period. In the event that Participant's employment terminates before the last day of the Performance Period, the Performance Shares shall be forfeited; provided, however, if Participant experiences a Covered Termination (as defined below) prior to the last day of such Performance Period, then all of the Performance Shares (as adjusted under this Section 4(c)(i)) shall become immediately vested as of the date of the Covered Termination, and, provided, further, if Participant dies, becomes Disabled or Retires prior to the last day of such Performance Period, Participant or Participant’s estate or beneficiary(ies) shall receive a pro rata portion of the Performance Shares (as adjusted under this Section 4(c)(i)), such pro rata portion determined in the same manner as set forth below in Section 4(c)(ii).

(D)    Definitions. For purposes of this Section 4(c)(i):

(I)    “Covered Termination” means (a) the termination of Participant's employment with the Company or the successor or surviving entity, or a parent or subsidiary thereof, in connection with the Change in Control event, within the period commencing 90 days prior to, and ending two years following such Change in Control event (the "Applicable Period") without Cause (as defined below), or (b) Participant’s resignation for Good Reason (as defined below) during the Applicable Period.

(II)    "Cause" means (a) failure of Participant to adequately perform his or her duties assigned by the Company; or (b) any act or acts of gross dishonesty or gross misconduct on Participant's part which result or are intended to result directly or indirectly in gain or personal enrichment at the expense of the Company or its subsidiaries to which Participant is not legally entitled.

(III)    "Good Reason" means (a) a material diminution of Participant's authority, duties or responsibilities from those being exercised and performed by Participant immediately prior to the Change in Control event; (b) a transfer of Participant to a location which is more than 75 miles away from the location where Participant was employed immediately prior to the Change in Control event; (c) a material diminution in the rate of Participant's annual salary below his or her rate of annual salary immediately prior to the Change in Control event; (d) a material diminution in Participant's annual target bonus opportunity below his or her annual target bonus opportunity immediately prior to the Change in Control event; or (e) a material breach by the Company of any incentive award agreement covering Participant; provided, however, that Good Reason shall not be deemed to exist unless Participant has first provided notice to the Company of the existence of one of the events described above within a period of 90 days from the initial existence of the event, and after such notice the Company has been provided a period of 30 days to eliminate the existence of Good Reason.
(ii)    Effect of Death, Disability and Retirement on Settlement.

(A)    Upon Participant's termination of employment due to Disability or “Retirement”, no forfeiture or accelerated settlement of the Performance Shares shall occur (except as provided in Section 4(c)(i) above). Rather, on the Scheduled Settlement Date following the Applicable Committee Meeting, if Certification occurs, a pro rata portion of the Performance Shares subject to this Agreement shall be settled based on the period of time in the Performance Period that elapsed prior to Participant's termination of employment.

(I)    Participant acknowledges that in consideration of the pro rata settlement of the Performance Shares by reason of Retirement, Participant shall, from the time of Retirement through the Scheduled Settlement Date (the “Restrictive Period”), abide by the restrictive covenants in Section 4(c)(ii)(A)(II), (III), and (IV) hereunder (together, the “Restrictive Covenants”). Participant further acknowledges that a failure to abide by the Restrictive Covenants during the Restrictive Period shall result in forfeiture of non-settled Performance Shares pursuant to Section 4(d).

(II)    During the Restrictive Period, Participant agrees and covenants not to engage in Prohibited Activity anywhere in the United States. For purposes of this Section 4(c)(ii)(A)(II), “Prohibited Activity” is any activity in which the Participant serves as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, or any similar capacity to an entity engaged in the same or similar business as the Company. Nothing herein shall prohibit the Participant from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and the Participant is not a controlling person of, or a member of a group that controls, such corporation.

(III)    During the Restrictive Period, Participant agrees and covenants not to directly or indirectly (i) solicit, contact, aid, or induce, or attempt to solicit, contact, aid, or induce, using any form of oral, written, or electronic communication, any current, former, or prospective customer of the Company for the purpose of purchasing goods or services then sold by the Company from any other person, firm, corporation, or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, hire, recruit, attempt to hire or recruit, or to induce or attempt to induce the termination of employment of any employee of the Company, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company and any of its vendors, joint venturers, or licensors.

(IV)    During the Restrictive Period, Participant agrees and covenants that Participant will not make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees or officers. The foregoing shall not be violated by exercising protected legal rights to the extent that such rights cannot be waived by agreement or from providing truthful statements in response to legal process, required governmental testimony or filings, or similar proceedings.

(V)    The Company and Participant acknowledge that the Restrictive Covenants are reasonable and reasonably necessary to protect the legitimate business interest of the Company. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 4(c)(ii)(A) is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(B)    Upon Participant's termination of employment due to death, settlement shall be accelerated such that a pro rata portion of the Performance Shares subject to this Agreement shall be settled based on the period of time in the Performance Period that elapsed prior to Participant’s death. Such pro rata settlement shall occur as if goal achievement occurred at the level resulting in settlement of 100% of the Performance Shares subject to each applicable Performance Measure and shall be settled as soon as practicable following Participant’s death.

For purposes of this Section 4(c)(ii), any pro rata portion of the Performance Shares being settled shall be determined by (I) dividing the aggregate number of Performance Shares Participant would have been entitled to receive had he or she been employed through the end of the Performance Period by 36 (i.e., the number of calendar months in the Performance Period), and then (II) multiplying the quotient obtained in (I) by the number of whole months elapsed from the commencement of the 20__ fiscal year to the date of Participant's death or termination of employment due to Disability or Retirement. For purposes of this pro rata calculation, Participant must have been actively employed as a full-time employee for an entire calendar month in the Performance Period to receive credit that month.

For purposes of this Agreement “Retirement” means a Participant’s termination of employment for the express reason of retirement, as determined by the Committee in its sole discretion, for which Participant has provided the Company at least 6 months’ prior notice and occurs (a) on or after age 55 and following a minimum number of years of employment with the Company such that Participant’s age plus the number of years of employment with the Company equals or exceeds 72, or (b) on or after age 65. Unless otherwise determined by the Committee, Participant must (1) have been actively employed as a full-time employee for an entire calendar year to receive credit for such year of employment for purposes of this definition of “Retirement” and (2) have been actively employed as a full-time employee for six months following the Date of Grant to qualify as a “Retirement” for the purposes of this Agreement. If Participant is not actively employed as a full-time employee for six months following the Date of Grant, the Award will not be administered as subject to a “Retirement” under this Agreement.

(d)     Forfeiture. Subject to the other provisions of this Section 4, all rights relating to any non-settled Performance Shares shall be forfeited if either (A) Certification does not occur prior to or on the Deadline, or (B) Participant ceases to be employed by the Company during the Performance Period (except as provided in Section 4(c) above). Participant is not deemed to have terminated employment through, and Participant's rights relating to the Performance Shares shall not be forfeited solely as a result of, any change in Participant's duties or position or Participant's temporary leave of absence approved by the Company. Upon any such forfeiture, under no circumstances will the Company be obligated to make any payment to Participant, and no shares of Stock shall be issued, as a result of such forfeited Performance Shares.
(e)    Share Issuance. Except as otherwise provided herein, upon the settlement of a specific number of Performance Shares, for shares of Stock, as provided in Paragraphs 4(b) or (c), the Company shall issue a corresponding number of shares of Stock to Participant on the Settlement Date, provided that tax withholding obligations have been satisfied as provided in Section 5. The Company’s transfer agent may issue shares of Stock in certificated or book entry form as determined by the Company’s Corporate Secretary. Upon issuance of the Shares, Participant shall have all rights of a shareholder with respect thereto including the right to vote and receive all dividends or other distributions made or paid with respect to the shares of Stock.
(f)    Payments to Third Party. Upon death of Participant followed by a valid written request for payment, the shares of Stock, to the extent eligible to be issued, shall be issued as soon as administratively practical to Participant’s beneficiary named in a written beneficiary designation filed with the Company’s Corporate Secretary on a form for the Plan or, if there is no such designated beneficiary, to Participant’s executor or administrator or other personal representative acceptable to the Company’s Corporate Secretary. Any request to pay any person or persons other than Participant shall be accompanied by such documentation as the Company may reasonably require, including without limitation, evidence satisfactory to the Company of the authority of such person or persons to receive the payment.
5.    Tax Withholding; Withholding with Stock. The Company's obligations to issue Shares in connection with the settlement of any Performance Shares is subject to Participant's satisfaction of all applicable federal, state and local income and other tax (including Social Security and Medicare taxes) withholding requirements. Unless specifically denied by the Committee, Participant may elect to pay any portion of the required tax withholding amounts (or greater amounts if permitted by the Committee) by electing to have the Company withhold upon settlement a number of Shares having a Fair Market Value on the withholding date equal to the minimum amount (or greater amount if permitted by the Committee) elected to be withheld by Participant. Any withholding obligations satisfied through the withholding of Shares shall be in accordance with any rules or established procedures for election by Participant including any rules or restrictions relating to the period of time any previously acquired Shares have been held or owned, the timing of any elections, the irrevocability of any elections, or any special rules relating to Participant if Participant is an officer or trustee of the Company within the meaning of Section 16 of the 1934 Act.
6.    Dividends and Voting. Prior to a Performance Share settlement date, Participant shall have no right to receive any dividends or dividend equivalent payments with respect to the Performance Shares. Participant will have no voting rights with respect to any of the Performance Shares.

7.    Administration. This Award has been made pursuant to a determination made by the Committee, subject to the express terms of this Agreement, and the Committee shall have plenary authority to interpret any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement and may waive or amend any provisions hereof in any manner not adversely affecting the rights granted to Participant by the express terms hereof.
        8.    No Right to Continued Service. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the employment of Participant.
        9.     Compliance with Section 409A. Notwithstanding any provision in this Agreement or the Plan to the contrary, this Agreement shall be interpreted and administered in accordance with Code Section 409A and regulations and other guidance issued thereunder (“Section 409A”). For purposes of determining whether any payment made pursuant to this Agreement results in a “deferral of compensation” within the meaning of Treasury Regulation 1.409A-1(b), Company shall maximize the exemptions described in such section, as applicable. Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A. If any deferred compensation payment is payable while Participant is a “specified employee” under Section 409A, and payment is due because of separation from service for any reason other than death, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following the earlier of the expiration of such six month period or Participant's death. To the extent any payments under this Agreement are made in installments, each installment shall be deemed a separate payment for purposes of Section 409A and the regulations issued thereunder. Participant or his or her beneficiary, as applicable, shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Participant or his or her beneficiary in connection with any payments to Participant or his or her beneficiary pursuant to this Agreement, including but not limited to any taxes, interest and penalties under Section 409A, and Company shall have no obligation to indemnify or otherwise hold Participant or his or her beneficiary harmless from any and all of such taxes and penalties.
10.    Amendment. This Award Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.
        11.    Governing Law. The laws of the State of Delaware will govern the interpretation, validity and performance of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws. Participant is deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Missouri to resolve any and all issues that may arise out of or relate to this Award Agreement.
        12.    Clawback Policy. The Performance Shares will be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), the Company’s Executive Compensation Recoupment Policy or any other compensation clawback policy that is adopted by the Committee or for which the Committee is required to adopt pursuant to the listing standards of any national securities exchange on which the Company’s securities are listed or as is otherwise required by Dodd-Frank and that will require or permit the Company to be able to claw back compensation paid to its executives under certain circumstances. Participant acknowledges that the Performance Shares may be clawed back by the Company in accordance with any policies and procedures adopted by the Committee in order to comply with any of the foregoing compensation recoupment policies or as set forth in this Award Agreement. This Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.
        13.    Entire Agreement and Binding Effect. This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof. Except as expressly stated herein to the contrary, this Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.
        14.    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

The Company has caused this Agreement to be executed on its behalf, and Participant has signed this Agreement to evidence Participant’s acceptance of the terms hereof, all as of the date first above written.
JACK HENRY & ASSOCIATES, INC.

By:

Title:                 ______

PARTICIPANT

Name: _____________________

APPENDIX A TO PERFORMANCE SHARES AWARD AGREEMENT
[DATE] GRANT
Executive

CLIFF SETTLEMENT

(Settlement occurs based upon the level of achievement of the Performance Measures)
Achievement of the Performance Measures set forth below for the Performance Period (FY20__-FY20__) ("Performance Condition") is required for settlement, and settlement may occur no earlier than the first (1st) business day following the Applicable Committee Meeting (the “Scheduled Settlement Date”), except in the case of a Change in Control or as otherwise provided in the Agreement and this Appendix.
Calculation of the number of Performance Shares eligible to be settled depends on (i) the applicable percentage of the Performance Shares that are subject to Total Stockholder Return ("TSR") measures of the Company and the level of achievement of the Company's TSR compared to the applicable comparator group, (ii) the applicable percentage of the Performance Shares that are subject to an Organic Revenue Growth (CAGR) measure of the Company and the level of achievement of the Company against specified thresholds from year to year and cumulatively over a three-year period, and (iii) the applicable percentage of the Performance Shares that are subject to a Non-GAAP Operating Margin Expansion measure of the Company and the level of achievement of the Company against specified thresholds from year to year and cumulatively over a three-year period. Approximately __ of total target Performance Shares are subject to the TSR measuring goal, approximately __ of total target Performance Shares are subject to the Organic Revenue Growth (CAGR) performance measure, and approximately __ of total target Performance Shares are subject to the Non-GAAP Operating Margin Expansion performance measure.
The TSR measure, the Organic Revenue Growth (CAGR) measure, and the Non-GAAP Operating Margin Expansion measure are each subject to certain objective measurement and adjustment principles as set forth immediately following each applicable measuring goal below. In addition, the Committee has the sole discretion to administer, interpret and make subjective adjustments as necessary to determine the number of the Performance Shares that should vest, if any, based on each of the measures.

TSR Measuring Goal -- Performance Against Compensation Peer Group plus Reference Peers

•Number of Shares Subject to TSR Measuring Goal: ________Performance Shares

•Applicable Measuring Goal: The Company's ending TSR percentile rank against the TSRs of the companies in the _____. The Company’s TSR will be included amongst the comparator group for purposes of calculating percentile ranking.

•Percentage of Performance Shares Vesting Based on Percentile Ranking: The percentage of Performance Shares eligible to be settled shall be determined in accordance with the following schedule:

Company's TSR Compared to Measuring Peer Group	Percentage of Performance Shares Eligible to be Settled*
< __th percentile	0% of Performance Shares (0 shares)
__th percentile	__% of Performance Shares (_____ shares)
__th percentile	__% of Performance Shares (_____ shares)
__th percentile or Greater	__% of Performance Shares (______ shares)
*The percentage of Performance Shares eligible to be settled when the Company's TSR for the Performance Period falls in between any of the above-listed percentiles shall be determined using linear interpolation between the immediately preceding and immediately following data-points.
•General Principles for TSR Measuring Goal

For purposes of TSR Measuring Goal, TSR (for each company's stock taken into account in the TSR calculation) is calculated as follows:
(i) The closing stock price (average of the closing prices for the trading days during the 30 consecutive calendar days ending on June 30, 20__) plus reinvested dividends paid during the Performance Period;
Divided by
(ii) The beginning stock price (average of the closing prices for the trading days during the 30 consecutive calendar days ending on June 30, 20__).
For this purpose, closing price means the last reported market price for one share of stock, regular way, on the exchange or stock market on which such last reported market price is reported on the day in question.

The TSR comparator group will be only those companies in the _____ at both the beginning of the Performance Period and at the end of the Performance Period, subject to the following exceptions:

o    Companies within the TSR Measuring Goal comparator group on June 30, 20__, that file for bankruptcy or whose shares are otherwise delisted shall continue to be counted at the end of the Performance Period and shall be considered at the bottom of the peer group for ranking purposes or given a -100% performance under a percentile method.

o    Companies within the TSR Measuring Goal comparator group on June 30, 20__, that are merged into another entity during the Performance Period, shall be removed from the comparator group both at the beginning and the end of the Performance Period.

•Measuring Peer Group: The following is the Company’s comparator group for purposes of this TSR Measuring Goal:

Organic Revenue Growth (CAGR) Measuring Goal

•Number of Shares Subject to Organic Revenue Growth (CAGR) Measuring Goal: ________Performance Shares

•Applicable Measuring Goal: The Company's compound annual growth rate (“CAGR”) for revenue (adjusting for deconversion fees) for (a) the one-year period from July 1, 20__ to June 30, 20__ (the “Year 1 Goal”), (b) the one-year period from July 1, 20__ to June 30, 20__ (the “Year 2 Goal”), (c) the one-year period from July 1, 20__ to June 30, 20__ (the “Year 3 Goal”), (d) and the three-year period from July 1, 20__ to June 30, 20__ (the “Cumulative Goal” and together with the Year 1 Goal, the Year 2 Goal, and the Year 3 Goal, the “Individual Measuring Goals”), each as compared against goal thresholds.

•Percentage of Performance Shares Vesting Based on Outcome: The target Performance Shares for each Individual Measuring Goal will be 25% of the total target Performance Shares for the Organic Revenue Growth (CAGR) Measuring Goal and each Individual Measuring Goal will be calculated separately.

The percentage of Performance Shares eligible to be settled for each of the Year 1 Goal, the Year 2 Goal, and the Year 3 Goal shall be determined in accordance with the following schedule:

Company's Applicable One-Year Organic Revenue Growth (CAGR)	Percentage of Year 1 Goal, Year 2 Goal, and Year 3 Goal Performance Shares Eligible to be Settled*^
<__%	0% of Performance Shares (0 shares)
__%	__% of Performance Shares (_____ shares)
__%	__% of Performance Shares (_____ shares)
__%	__% of Performance Shares (______ shares)
The percentage of Performance Shares eligible to be settled for the Cumulative Goal shall be determined in accordance with the following schedule:

Company's Three-Year Organic Revenue Growth (CAGR)	Percentage of Cumulative Goal Performance Shares Eligible to be Settled*
<__%	0% of Performance Shares (0 shares)
__%	__% of Performance Shares (_____ shares)
__%	__% of Performance Shares (_____ shares)
__%	__% of Performance Shares (______ shares)
The total number of Performance Shares vesting for the Organic Revenue Growth (CAGR) Measuring Goal will be the aggregate of the number of Performance Shares that vest for each Individual Measuring Goal.

*The percentage of Performance Shares eligible to be settled when the Company's Organic Revenue Growth (CAGR) for the applicable Individual Measuring Goal falls in between any of the above-listed percentages shall be determined using linear interpolation between the immediately preceding and immediately following data-points.
^Due to rounding, some Year 1 Goal and Year 2 Goal shares eligible to be settled may be one share higher than the listed number.

•General Principles for Organic Revenue Growth (CAGR) Measuring Goal

For purposes of each Individual Measuring Goal within the Organic Revenue Growth (CAGR) Measuring Goal, the following principles will apply:
(i) Non-GAAP revenue will be calculated by adjusting GAAP revenue for the relevant periods for deconversion fee revenue, acquisitions and divestitures, and, as approved by the Committee, any other one-time non-GAAP adjustments that management makes in the Company’s earnings releases.
(ii) Organic Revenue Growth (CAGR) for each of the Year 1 Goal, the Year 2 Goal, and the Year 3 Goal is calculated as follows:
(a)    The quotient equal to the Company’s non-GAAP revenue for the fiscal year covered by the applicable Individual Measuring Goal (the “final year”) divided by, (I) for the Year 1 Goal, the Company’s non-GAAP revenue for the fiscal year ending immediately prior to the beginning of the fiscal year covered by the Year 1 Goal (the “base year” for the Year 1 Goal); (II) for the Year 2 Goal, the lesser of (A) the Company’s non-GAAP revenue for the Year 1 Goal, and (B) the number that would represent goal achievement for the Year 1 Goal at exactly the __% performance achievement target, (the number used is the “base year” for the Year 2 Goal); and (III) for the Year 3 Goal, the lesser of (A) the Company’s non-GAAP revenue for the Year 2 Goal, and (B) the number that would represent goal achievement for the Year 2 Goal at exactly the __% performance achievement target, (the number used is the “base year” for the Year 3 Goal)
Subtracting from the result of (a)
(b)    1.
(iii) Organic Revenue Growth (CAGR) for the Cumulative Goal is calculated as follows:
(a) The quotient equal to the Company’s non-GAAP revenue for the final Performance Year of the Performance Period (the “final year”) divided by the Company’s non-GAAP revenue for the fiscal year ending immediately prior to the beginning of the Performance Period (the “base year”).
Raised to an exponent of
(b) one-third
Subtracting from the result of (a) and (b)
(c) 1.
(iv) If there is any acquisition or divestiture by the Company during the Performance Period, the Committee will adjust the goal, base year results, and/or final year results, as appropriate, to ensure Participant is neither materially benefited nor materially penalized by the acquisition or divestiture. This will be accomplished by:
(a)    For purposes of the Cumulative Goal, acquisitions that occur in year one or two of the Performance Period, and which the Committee determines are significant and should be included in the performance goal, adjusting the calculations to reflect the “pro forma” revenue anticipated for the acquisition for the final year, based on deal modeling and expectations or other method as approved by the Committee.

(b)    For purposes of the Cumulative Goal, fully excluding the impact of any acquisition that occurs in year three of the Performance Period and any other acquisition that the Committee determines is not significant and should not be included in the performance goal.

(c)    For purposes of the Year 1 Goal, the Year 2 Goal, and the Year 3 Goal, fully excluding the impact of any acquisition that occurs during the period of such Individual Measuring Goal.

(d)    For divestitures, adjusting the calculations to offset the actual revenue attributable to the divestiture.

Non-GAAP Operating Margin Expansion

•Number of Shares Subject to Non-GAAP Operating Margin Expansion Measuring Goal: ________Performance Shares

•Applicable Measuring Goal: The expansion of the Company’s non-GAAP operating margin over (a) the one-year period from July 1, 20__ to June 30, 20__ (the “Year 1 Goal”), (b) the one-year period from July 1, 20__ to June 30, 20__ (the “Year 2 Goal”), (c) the one-year period from July 1, 20__ to June 30, 20__ (the “Year 3 Goal”), (d) and the three-year period from July 1, 20__ to June 30, 20__ (the “Cumulative Goal” and together with the Year 1 Goal, the Year 2 Goal, and the Year 3 Goal, the “Individual Measuring Goals”), each as compared against goal thresholds.

•Percentage of Performance Shares Vesting Based on Percentile Ranking: The target Performance Shares for each Individual Measuring Goal will be 25% of the total target Performance Shares for the Non-GAAP Operating Margin Expansion Measuring Goal and each Individual Measuring Goal will be calculated separately.

The percentage of Performance Shares eligible to be settled for each of the Year 1 Goal, the Year 2 Goal, and the Year 3 Goal shall be determined in accordance with the following schedule:

Company’s Applicable One-Year Non-GAAP Operating Margin Expansion	Percentage of Year 1 Goal, Year 2 Goal, and Year 3 Goal Performance Shares Eligible to be Settled*^
<__%	0% of Performance Shares (0 shares)
__%	__% of Performance Shares (_____ shares)
__%	__% of Performance Shares (_____ shares)
__%	__% of Performance Shares (______ shares)
The percentage of Performance Shares eligible to be settled for the Cumulative Goal shall be determined in accordance with the following schedule:

Company's Three-Year Non-GAAP Operating Margin Expansion	Percentage of Cumulative Goal Performance Shares Eligible to be Settled*
<__%	0% of Performance Shares (0 shares)
__%	__% of Performance Shares (_____ shares)
__%	__% of Performance Shares (_____ shares)
__%	__% of Performance Shares (______ shares)
The total number of Performance Shares vesting for the Non-GAAP Operating Margin Expansion Measuring Goal will be the aggregate of the number of Performance Shares that vest for each Individual Measuring Goal.

*The percentage of Performance Shares eligible to be settled when the Company’s Non-GAAP Operating Margin Expansion for the applicable Individual Measuring Goal falls in between any of the above-listed percentiles shall be determined using linear interpolation between the immediately preceding and immediately following data-points.
^Due to rounding, some Year 1 Goal and Year 2 Goal shares eligible to be settled may be one share higher than the listed number.

•General Principles for Non-GAAP Operating Margin Expansion Measuring Goal

For purposes of each Individual Measuring Goal within the Non-GAAP Operating Margin Expansion Measuring Goal, the following principles will apply:
(i)Non-GAAP revenue will be calculated by adjusting GAAP revenue for the relevant periods for deconversion fee revenue, acquisitions and divestitures, and, as approved by the Committee, any other one-time non-GAAP adjustments that management makes in the Company’s earnings releases.
(ii) Non-GAAP operating income will be calculated by adjusting GAAP operating income for the relevant periods for operating income from deconversion fees and operating income/loss from acquisitions, divestitures, sales of assets, and, as approved by the Committee, any other one-time non-GAAP adjustments that management makes in the Company’s earnings releases:
(iii) Non-GAAP Operating Margin Expansion for each of the Year 1 Goal, the Year 2 Goal, and the Year 3 Goal is calculated as follows:
(a) An amount equal to non-GAAP operating income for the fiscal year covered by the applicable Individual Measuring Goal (the “final year”) divided by non-GAAP revenue for the final year
Less
(b) (I) for the Year 1 Goal, an amount equal to non-GAAP operating income for the fiscal year ending immediately prior to the beginning of the fiscal year covered by the Year 1 Goal (the “base year” for the Year 1 Goal) divided by non-GAAP revenue for the base year; (II) for the Year 2 Goal, the lesser of (A) the non-GAAP operating income for the Year 1 Goal, and (B) the number that would represent goal achievement for the Year 1 Goal at exactly the __% performance achievement target, (the number used is the “base year” for the Year 2 Goal) divided by non-GAAP revenue for the base year; and (III) for the Year 3 Goal, the lesser of (A) the Company’s non-GAAP operating income for the Year 2 Goal, and (B) the number that would represent goal achievement for the Year 2 Goal at exactly the __% performance achievement target, (the number used is the “base year” for the Year 3 Goal) divided by non-GAAP revenue for the base year
(iv) Non-GAAP Operating Margin Expansion for the Cumulative Goal is calculated as follows:
(a) An amount equal to non-GAAP operating income for the final Performance Year of the Performance Period (the “final year”) divided by non-GAAP revenue for the final year

Less
(b) An amount equal to non-GAAP operating income for the fiscal year ending immediately prior to the beginning of the Performance Period (the “base year”) divided by non-GAAP revenue for the base year
(v) If there is any acquisition or divestiture by the Company during the Performance Period, the Committee will adjust the goal, base year results, and/or final year results, as appropriate, to ensure Participant is neither materially benefited nor materially penalized by the acquisition or divestiture. This will be accomplished by:
(a)    For purposes of the Cumulative Goal, acquisitions that occur in year one or two of the Performance Period, and which the Committee determines are significant and should be included in the performance goal, adjusting the calculations to reflect the “pro forma” revenue and operating income anticipated for the acquisition for the final year, based on deal modeling and expectations or other method as approved by the Committee.

(b)    For purposes of the Cumulative Goal, fully excluding the impact of any acquisition that occurs in year three of the Performance Period and any other acquisition that the Committee determines is not significant and should not be included in the performance goal.

(c)    For purposes of the Year 1 Goal, the Year 2 Goal, and the Year 3 Goal, fully excluding the impact of any acquisition that occurs during the fiscal year covered by such Individual Measuring Goal.

(d)    For divestitures, adjusting the calculations to offset the actual revenue and operating income attributable to the divestiture.
(e) Removing any one-time costs and/or transaction related fees.

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